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                                                                     EXHIBIT 5.1


                         January 31, 1996



Telemundo Group, Inc.
2290 West 8th Avenue
Hialeah, Florida 33010



     Re:  Registration Statement on Form S-3


Ladies and Gentlemen:


     In connection with the Registration Statement on Form S-3 (including the amendments thereto, the "Registration Statement"), filed January 31, 1996 by Telemundo Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules and Regulations"), you have requested that we furnish to you our opinion as to the legality of the 994,231 shares ("Shares") of the Company's Series A Common Stock, $.01 par value per share, which are being registered under the Registration Statement (the "Series A Common Stock").

     In this regard, we have examined originals or copies authenticated to our satisfaction, of the Second Amended Plan of Reorganization (the "Plan") confirmed on July 20, 1994, a form of stock certificate for Series A Common Stock, the Restated Certificate of Incorporation and the Restated By-laws of the Company, the Company's records of corporate proceedings, and such corporate documents of the Company, certificates of public officials and certificates of officers of the Company, and other documents, agreements, records, papers and statements as we have deemed necessary or appropriate in order to render this opinion. In addition, we have made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinions hereinafter expressed.


     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof.

     This law firm is a registered limited liability partnership organized under the laws of the State of Texas. Our opinion relates only to the laws of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law of the United States of America. We express no opinion of the law of any other jurisdiction.


     Based upon and subject to the foregoing, and assuming the certificates representing the Shares have been duly executed and are in a form similar to that examined by us and the Shares were issued in accordance with the Plan, we are of the opinion that the 994,231 Shares have been duly and validly authorized and issued and are fully paid and non-assessable.


     We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules and Regulations.

                         Very truly yours,


                         AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.